Exhibit 107

Calculation of Filing Fee Table

FORM S-1

(Form Type)

NEAR INTELLIGENCE, INC.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered		Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price(1)	Fee Rate	Amount of Registration Fee
Fees to be paid	Equity	Common Stock	457(c)	8,625,000	(1)(2)	$2.985	(3)	$25,745,625	$0.00011020	$2,837.17

		Total Offering Amounts						$25,745,625		$2,837.17
		Total Fees Previously Paid								$-
		Total Fee Offsets								$-
		Net Fee Due								$2,837.17

(1)	Represents 8,625,000 shares of Common Stock issuable upon the exercise of the Public Warrants at an exercise price of $11.50 per share of Common Stock.
(2)	Includes an indeterminable number of additional securities that, pursuant to Rule 416 under the Securities Act, may be issued by reason of any stock split, stock dividend or similar transaction.
(3)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act, based on the average of the high and low prices of the shares of Common Stock on The Nasdaq Global Market on April 6, 2023 (such date being within five business days of the date that this registration statement was first filed with the SEC).